Exhibit 99.1

            healthcare solutions for a new generation TM

3420 Fairlane Farms Road, Suite C ♦  Wellington, Florida  33414  ♦   561.798.9800 (office)  ♦   561.296.3456 (fax)

Renaissance Health Systems and Renaissance Administrative Solutions Applying for Health Network and Claims Processing Accreditations with URAC

WELLINGTON, Fla. (September 8, 2008) - The Quantum Group, Inc. (AMEX:QGP) (www.QuantumMD.com), a Wellington, Florida based healthcare organization, announced today that two Quantum subsidiary companies, Renaissance Health Systems, Inc. and Renaissance Administrative Solutions, Inc. are applying for accreditation from URAC, a Washington, DC based healthcare accrediting organization that establishes quality standards for the healthcare industry. Renaissance Health Systems (RHS) is applying for Health Network Accreditation and Renaissance Administrative Solutions (RASI) is applying for Claims Processing Accreditation.

Noel J. Guillama, President & CEO of The Quantum Group commented, “We are pleased to be engaged in the application process of accreditation for health system and claims processing with URAC for two of our most key subsidiary companies, RHS & RASI.  We are dedicated to high standards and quality and are looking forward to the continued development and progress of these companies as we proceed through the application process.”

"By choosing to seek URAC Health Network and Claims Processing accreditation, RHS and RASI have respectively displayed leadership through a commitment to quality and accountability," said Alan P. Spielman, URAC president and CEO.

The Health Network Standards apply to health networks such as preferred provider organizations (PPOs) and specialty networks. These standards encourage open-panel networks to become more integrated in their operations with a strong emphasis on quality assurance and improvement. The Health Network Standards cover three areas: network management, credentialing and consumer protection.

Claims Processing Accreditation is designed to improve operations, protect consumers and providers, and lower risk and cost for health care organizations. The URAC Claims Processing standards will satisfy many of the requirements of the U.S. Department of Labor claims regulations and like all URAC standards, are designed to be consistent with HIPAA requirements.

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

About URAC

URAC, an independent, nonprofit organization, is a leader in promoting health care quality through accreditation and certification programs. URAC's standards keep pace with the rapid changes in the health care system, and provide a mark of distinction for health care organizations to demonstrate their commitment to quality and accountability. Through its broad-based governance structure and an inclusive standards development process, URAC ensures that all stakeholders are represented in setting meaningful standards for the health care industry. For more information, visit www.urac.org.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel,  to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements.  There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

damodio@quantummd.com